Exhibit 10.1

January 27, 2017

R. Scott Rowe

Address on File

Re:	Offer of Employment

Dear Scott,

I am pleased to offer you the position of Chief Executive Officer of Flowserve Corporation, based in Irving, Texas. If you accept this position, we also expect to appoint you to be a member of the Flowserve Board of Directors on your start date.

Below you will find some important details about this job offer, including an overview of your compensation and benefits and general terms of employment.

Base Pay:

Your annual base salary will be $1,100,000, minus applicable taxes and withholdings. Flowserve currently pays wages on a bi-weekly basis (26 times per year), and your per pay period salary will be approximately $42,307.

Your Annual Incentive Pay Potential:

You are invited to participate in the Flowserve Corporation Annual Incentive Plan (“AIP”). Flowserve uses the AIP to reward employees for business success based on how well the company performs on key performance targets set at the beginning of each plan year.

Your target AIP award is 120% of your eligible earnings as defined in the AIP, a copy of which has been provided to you. This is the amount of incentive pay Flowserve expects you to earn in a given year if Flowserve’s and your individual performance objectives are met. The actual incentive amount paid may be more or less than the target based upon business and individual performance results. The maximum award you are eligible to receive (assuming objectives are exceeded) is 200% of the target award.

You will be eligible to participate in the 2017 AIP starting on your first date of employment. Any payment thereunder will be calculated based on your annual base salary (not pro-rated). Eligibility, benefits, payment, and administration of the AIP will follow the terms in the AIP document(s) including the Flowserve Equity and Incentive Compensation Plan and any subsequent amendments to those plans and documents (subject to the immediately preceding sentence).

Your Long-Term Incentive Pay Potential:

You are invited to participate in the Flowserve Corporation Long-Term Incentive Plan (LTIP). Your target long term incentive award is 500% of base salary and all equity grants will be subject to the terms of individual award agreements and the governing stock plan, except as provided below. For 2017, your LTIP grant is comprised of 50% restricted stock units and 50% performance share units under the Flowserve Corporation Equity and Incentive Compensation Plan. The 2017 restricted stock units vest one-third per year over a three-year period (except as provided below), with the vesting period commencing on your start date. The 2017 performance share units cliff vest at the end of the Plan’s three-year cycle, except as provided below. The number of 2017 performance share units that vest is determined by how well the company performed compared to the pre-determined LTIP targets. The maximum payment of performance share units at the end of the performance period is 200% of the target award.

Your 2017 grant will be issued in the first open trading window after your employment begins, and the number of restricted stock units and performance share units granted to you will be determined by using the average stock price of Flowserve stock for the last 20 trading days of the month preceding the grant date.

Grants under the LTIP are subject to approval by the Board of Directors, and your 2017 restricted stock units and 2017 performance share units have been so approved, subject to your acceptance of this offer of employment. Eligibility, benefits, payment, and administration of the LTIP will follow the terms in the stock agreements issued with each grant and the LTIP document(s) including the Flowserve Equity and Incentive Compensation Plan and any subsequent amendments to those plans and documents, except as provided below.

To encourage alignment between executive and shareholder interests, our executive compensation program requires all executives own a minimum amount of company common stock equal in value to a multiple of their respective annual base salaries. As Chief Executive Officer, you will be expected to hold stock equal in value to five times your annual base salary. The required stock ownership is expected to be achieved within five years from the date you join the Company, with interim retention requirements.

Stock Option Sign-On Bonus:

In the first open trading window after your employment begins, you will be granted a one-time stock option with a grant date fair value of $2,000,000 under the Flowserve Corporation Equity and Incentive Compensation Plan. This grant will cliff vest three years from your start date with the company except as provided below, and it will expire ten years after the grant date.

Acceleration of Vesting for 2017 Equity Grants if Terminated Without “Cause”:

With respect to the restricted stock units, performance share units and stock options granted to you in calendar year 2017 and notwithstanding anything to the contrary in the applicable stock agreements and plan documents, (i) “cause” shall be defined as such term is defined in the Flowserve Corporation Officer Severance Plan (“Severance Plan”) and (ii) in the event you are terminated without “cause” by the company prior to the third anniversary of your start date (or, in the case of the performance share units granted in calendar year 2017, prior to their vesting date) and subject to you executing and not revoking a release (in a form reasonably satisfactory to both you and the company) within 55 days after your termination date, you shall (a) vest in full in the restricted stock units as of your termination date, (b) vest at the target level for the performance share units, in each case, to the extent the restricted stock units and performance share units have not otherwise been settled or forfeited prior to your termination date and the restricted stock units and performance share units shall be settled within 60 days following your termination date and (c) vest in full in the stock options as of your termination date. Additionally, you acknowledge and agree that (i) any provisions relating to vesting, settling, cash out or exercisability of equity or equity-based awards set forth in the Severance Plan shall not apply to the restricted stock units, performance share units and stock options granted to you in calendar year 2017, (ii) in the event that you receive benefits under the Flowserve Corporation Executive Officer Change in Control Plan (“CIC Plan”) and the provisions relating to vesting, settling, cash out or exercisability of equity or equity-based awards set forth in the CIC Plan are applicable to the restricted stock units, performance share units and stock options granted to you in calendar year 2017, such equity-related provisions shall only apply if they provide more favorable treatment than the first sentence of this paragraph, and in such case, the treatment of the equity awards specified in the first sentence of this paragraph shall not apply and (iii) Section 3(b) in the Restrictive Covenants Agreement between you and the company (which is a condition to your employment commencing) is not modified by this offer letter in any respect.

Relocation:

Flowserve is offering you relocation benefits as outlined in the company’s U.S. Relocation Policy. You will be eligible to use these benefits for up to eighteen months after your start date. Upon acceptance of this offer and your notice that you intend to commence moving, a relocation counselor will be assigned to be your single point of contact through planning and execution of the move.

Retirement Benefits:

Flowserve provides a company-funded retirement benefit through the Flowserve Corporation Pension Plan to all employees. In addition, Flowserve provides an opportunity for employees to prepare for a secure future by joining the Flowserve Corporation Retirement Savings Plan (401(k) Plan). Your contributions will be matched by Flowserve at a rate of 75% of your pre-tax contributions up to 6% of your salary, subject to applicable IRS limits. Additionally, you will be eligible to participate in the Flowserve Corporation Supplemental Executive Retirement Plan (SERP) and the Flowserve Corporation Senior Management Retirement Plan (SMRP) upon appointment as an officer by the Board of Directors.

Health & Welfare Benefits:

Flowserve offers a full range of benefits that allow employees to select the protection that best meets their needs and the need of their eligible family members. Flowserve pays a substantial part of the cost for many of these benefits. Benefit options include: medical, dental, vision, Health Savings Account, Flexible Spending Accounts, life insurance, accidental death & dismemberment and disability insurance.

Other Benefits:

On your appointment as an officer by the Board of Directors on your start date, you are eligible for the CIC Plan and the Severance Plan (in each case, subject to the provisions above related to the restricted stock units, performance share units and stock options granted to you in calendar year 2017). Eligibility, benefits, payment, and administration of these plans will follow the terms established in the plan document(s) and any subsequent plan amendments. The Board of Directors is in the process of updating the CIC Plan, and we have made you aware of the changes to the CIC Plan that the Board is currently considering.

Vacation:

Flowserve regards vacation time as important to the well being of its employees, and consequently, the success of the company. Employees earn vacation hours on a per-pay-period basis subject to Flowserve’s U.S. Vacation Policy. You will be eligible for vacation hours for the equivalent of four weeks per year.

Personal Time Off:

In addition to vacation, Flowserve provides employees up to 24 hours of paid personal time off each calendar year. The amount of paid personal time off hours available during your first calendar year of employment will depend on your start date, and can range from 0 to 24 hours. Personal Time Off is subject to Flowserve’s U.S. Personal Time Off Policy.

At-Will Employment:

If you accept this offer of employment, your employment at Flowserve is “at-will.” This means that either you or Flowserve may end the employment relationship at any time, for any reason or no reason at all, with or without advanced notice. This letter is not a promise of employment for any particular duration. This letter is not a contract for employment. The provisions of this offer letter will terminate on the third anniversary of your start date, other than this paragraph and the paragraph under the “Acceleration of Vesting for 2017 Equity Grants if Terminated Without Cause” section above.

Other Important Terms:

As a condition to this employment offer, you must:

•	Review and sign Flowserve’s Code of Business Conduct

•	Review and sign Flowserve’s Restricted Covenants Agreement (which contains an equity clawback provision that may apply in the event of any termination of employment or otherwise)

•	Demonstrate you are legally permitted to work in the United States

Please also be aware that the policies and plans that govern many of the details of this employment offer are subject to change, which can result in changes to the terms and conditions of your employment with or without advance notice.

To confirm your acceptance of this offer, please sign below and return this letter to me.

I believe you will be an outstanding leader and member of the Flowserve team and a significant contributor to Flowserve’s ongoing success. I look forward to receiving your acceptance of this offer.

Sincerely,

/s/ William Rusnack

William Rusnack

Chairman of the Board

Agreed to and Accepted:

	/s/ R. Scott Rowe	February 6, 2017
	Signature	Date

R. Scott Rowe
Print Name